Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

June 29, 2015

New Senior Investment Group Inc.

1345 Avenue of the Americas

New York, New York 10105

Re:	New Senior Investment Group Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to New Senior Investment Group Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of 17,500,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including 72,727 shares of Common Stock of the Company that will be purchased directly from the Company by one of its directors (the “Director Purchaser”), and up to an additional 2,614,090 shares of Common Stock (the “Option Shares”) at the Underwriter’s (as defined below) option. The Firm Shares and the Option Shares are collectively referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933 (the “Act”).

In rendering the opinion stated herein, we have examined and relied upon the following: (a) the Company’s Registration Statement on Form S-3ASR (File No. 333-205142 relating to the Common Stock and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on June 22, 2015 under the Act (such Registration Statement being hereinafter referred to as the “Registration Statement”); (b) the prospectus supplement of the Company, dated June 22, 2015, and filed with the Commission on June 22, 2015 (the “Prospectus Supplement”); (c) the underwriting agreement (the “Underwriting Agreement”), dated June 23, 2015, by and among the Company, FIG LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (the “Underwriters”), and the Director Purchaser; (d) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (e) the Amended and Restated By-Laws of the Company, as amended to date and currently in effect; (f) an executed copy of a certificate of Cameron D. MacDougall,

Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”); and (g) certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company relating to the issuance of the Shares and related matters, certified pursuant to the Secretary’s Certificate. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware and, upon the issuance of the Shares against payment therefore in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS